Exhibit 10.2

LOAN AGREEMENT

dated June 27, 2003

between

MOHEGAN TRIBAL GAMING AUTHORITY

as Borrower

and

FLEET NATIONAL BANK,

as Lender

i

ii

LOAN AGREEMENT

LOAN AGREEMENT (“Agreement”), dated this 27th day of June, 2003, by and between MOHEGAN TRIBAL GAMING AUTHORITY, a governmental instrumentality of the Mohegan Tribe of Indians of Connecticut (the “Borrower”) and FLEET NATIONAL BANK, a national bank with a place of business at 157 Church Street, New Haven, Connecticut 06510 (“Lender”).

PREAMBLE

WHEREAS, the Borrower has requested the Lender, and the Lender has agreed to extend an unsecured demand, discretionary commercial revolving loan to the Borrower in the maximum principal amount of up to twenty five million dollars ($25,000,000), and

WHEREAS, the Borrower and the Lender desire to memorialize their understandings and agreements with respect to the foregoing.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties to this Agreement do each hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Defined Terms.

Capitalized terms used in this Agreement are used with the respective meanings set forth in Exhibit A attached hereto.

Section 1.2 Terms Generally.

The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time (subject to the restrictions on such amendments, restatements, supplements or modifications set forth herein), and (b) all terms of an accounting or financial nature shall be construed, and all computations or classifications of assets and liabilities and of income and expenses shall be made or determined in accordance with, GAAP.

Section 1.3 Conflicting Terms.

In the event and to the extent that any term or provision of this Agreement conflicts with a similar term or provision contained in any other Loan Document, the term or provision of this Agreement shall control.

ARTICLE II

AMOUNT AND TERMS OF THE LOANS

Section 2.1 The Revolving Loans.

Subject to the terms and conditions contained in this Agreement, the Borrower may, from time to time, request that the Lender advance loans hereunder and Lender in its sole and absolute discretion may, from time to time, elect to advance such loans in the minimum amount of $1,000,000 and in minimum increments of $250,000 above the $1,000,000 minimum, or if the Unused Facility Amount is less than $1,000,000, then in an amount equal to the Unused Facility Amount (each, a “Revolving Loan”) to the Borrower from time to time on any Business Day during the period from the date hereof until the Maturity Date of the Facility Limit in an amount for each such Revolving Loan not to exceed the Unused Facility Amount on such Business Day. Within the limits of the Unused Facility Amount, the Borrower may request Revolving Loans under this Section 2.1, repay all or a portion of outstanding Revolving Loans pursuant to Section 2.8 hereof, and request to re-borrow Revolving Loans under this Section 2.1.

Section 2.2 Procedure for Revolving Loans; Certain Conditions; the Revolving Loan Note.

(a) Notices of Borrowing. Requests for Revolving Loans may be made only once per Business Day and shall be made on notice, given by the Borrower to the Lender not later than 11:00 a.m. (Hartford, Connecticut time) on the proposed Drawdown Date or in the event of a LIBOR Loan, not later than 11:00 a.m. (Hartford, Connecticut time) two (2) days prior to the proposed Drawdown Date. Each such notice (which notice shall be irrevocable and binding on the Borrower) of a proposed borrowing (each, a “Revolving Loan Notice of Borrowing”) shall be by facsimile or telephone, confirmed immediately in writing, or by telex, telecopier or other electronic mode of communication, specifying the proposed Drawdown Date (which shall be a Business Day), the amount to be borrowed (which shall be requested in the minimum amount of $1,000,000 and in minimum increments of $250,000 above the $1,000,000 minimum, or if the Unused Facility Amount is less than $1,000,000, then in an amount equal to the Unused Facility Amount) and if such Revolving Loan is to be a LIBOR Rate Loan, the Interest Period applicable thereto. The Lender shall within twenty four (24) hours after its receipt of a Revolving Loan Note of Borrowing inform the Borrower whether it elects to advance the requested Revolving Loan. In the event that written confirmation of a telephonic Revolving Loan Notice of Borrowing differs in any respect from the action taken by the Lender, the records of the Lender shall control absent manifest error. Subject to the fulfillment of the applicable conditions set forth in Article III hereof, if the Lender elects to advance the requested Revolving Loan, the Lender will, on the Drawdown Date, make the requested Revolving Loan in immediately available funds by crediting the amount thereof to an operating account of the Borrower maintained with the Lender as requested by the Borrower or as the Borrower may otherwise direct in writing.

(b) The Revolving Loan Note, Evidence of Debt. The Revolving Loans shall be evidenced by, and repaid with interest in accordance with, the Revolving Loan Note. The Borrower hereby authorizes the Lender to record on the Revolving Loan Note or in its internal computerized records (i) the amount of each Revolving Loan, and (ii) the amount of any principal or interest received by the Lender on account of the Revolving Loans, which recordation shall, in the absence of manifest error, be prima facie evidence as to the outstanding aggregate principal balance of the Revolving Loans and shall be considered correct and binding on the Borrower; provided, however, that the failure of the Lender to make any such recordation or any error therein shall not in any manner limit or otherwise affect the obligation of the Borrower under this Agreement or the Revolving Loan Note, including without limitation, its obligation to repay the Revolving Loans in accordance with their terms.

Section 2.3 Method of Payment, Direct Debits, Payment Date Adjustments, Application of Payments.

(a) Method of Payment. The Borrower shall make each payment due under this Agreement and under the Note to the Lender at the Head Office not later than 3:00 P.M., Hartford, Connecticut time, on the date when due in Dollars in immediately available funds, without setoff, defense or counterclaim and free and clear of, and without any deduction or withholding for, any taxes or other payments.

(b) Payment Date Adjustments. Whenever any payment of principal of, or interest on, any Prime Rate Loan shall be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day. Whenever any payment of principal of, or interest on, any LIBOR Loan shall be due on a day which is not a London Business Day, such payment shall be made on the next succeeding London Business Day unless such London Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding London Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest and fees thereon shall be payable for such extended time.

(c) Application of Payments. All payments by or on behalf of the Borrower hereunder and under any of the other Loan Documents shall be applied first to the payment of all fees, expenses and other amounts due to the Lender (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that upon the occurrence and during the continuance of an Event of Default, payments will be applied to the Obligations in such manner and order of priority as the Lender determines in its sole discretion.

Section 2.4 Use of Proceeds.

The Borrower represents that the proceeds of the Revolving Loans shall be used to fund the Borrower’s general working capital purposes and other business purposes in the ordinary course of the Borrower’s business.

Section 2.5 Demand Facility; Repayment.

All Revolving Loans shall at the option of the Lender be payable immediately upon demand by the Lender. All Revolving Loan advances shall be due and payable within forty-five (45) days of the date of the advance unless demand for repayment shall be made sooner.

Section 2.6 Interest Rates.

(a) Pre-default Interest. Subject to the provisions of Section 2.6(e) hereof, during the period commencing from the Drawdown Date made through and including the date of payment in full, each Revolving Loan shall bear interest on the unpaid principal amount thereof at a rate per annum selected by the Borrower equal to either: (x) the Prime Rate, on a floating basis, or (y) the LIBOR Rate (as determined for each available Interest Period) plus the Applicable Margin for available Interest Periods of seven days or thirty (30) days.

(b) Default Interest. Notwithstanding the foregoing, at all times after the occurrence and during the continuance of an Event of Default (whether or not the Lender has accelerated payment of any or all Obligations) or after maturity (by acceleration or otherwise) or after judgment has been rendered on any Obligations, the Borrower’s right to select pricing options pursuant to Section 2.6(a) shall cease and interest on all outstanding Revolving Loans, and interest on all payments of interest on such

Revolving Loans that are not paid when due, shall accrue at a floating rate per annum equal to two percent (2%) above the Prime Rate (the “Default Rate”).

(c) Calculation of Interest, Interest Rate Changes. Interest on each Revolving Loan and on any per annum fee charged hereunder which is not paid when due shall be calculated on the basis of a 365/366 day year, as applicable, with respect to each Prime Rate Loan, and a 360-day year and the actual number of days elapsed with respect to each LIBOR Loan. With respect to each Prime Rate Loan, any change in the interest rate because of a change in the Prime Rate shall become effective, without notice or demand, immediately upon any change in the Prime Rate. With respect to the LIBOR Loans, any change in the interest rate because of a change in the Reserve Percentage shall become effective, without notice or demand, on the date on which such change in the Reserve Percentage becomes effective as to the LIBOR Loans.

(d) Payment of Interest.

(i) Prime Rate Loans. Interest on each Prime Rate Loan shall, subject to the provisions of this Agreement, be payable monthly in arrears beginning on the first day of the month immediately succeeding the month of the Drawdown Date of such Prime Rate Loan, and continuing on the first day of each and every month thereafter, without notice or demand, so long as such Prime Rate Loan remains outstanding.

(ii) LIBOR Loans. Interest on each LIBOR Loan shall, subject to the provisions of this Agreement, be payable on the last day of each applicable Interest Period.

(e) Lawful Interest. If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by Lender as compensation for fees, services or expenses incidental to the making, negotiating or collection of the loan evidenced hereby, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by Lender to Borrower under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.

Section 2.7 [Intentionally Deleted].

Section 2.8 Repayments and Prepayments .

(a) Optional. The Borrower may, at its option, repay or prepay any Revolving Loan, at any time and from time to time, in whole or in part, in the case of repayments or prepayments in full, all fees, charges, costs, expenses and other amounts, if any, then due under any of the Revolving Loans being repaid or prepaid.

(b) Prepayment of LIBOR Loans, Payment of Yield Maintenance Fee. In the event, and on each occasion, that a prepayment of a LIBOR Loan is made, required or permitted on a date other than the last Business Day of the Interest Period applicable with such LIBOR Loan, with respect thereto, the Borrower shall pay to the Lender any additional costs therefor in accordance with Section 2.11 hereof and shall also pay to the Lender the applicable Yield Maintenance Fee, if any.

Section 2.9 Illegality.

Notwithstanding any other provision of this Agreement, if, after the date hereof, any applicable law, regulation or directive, or any change therein or in the interpretation or application thereof after the date hereof shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for the Lender to make or maintain the LIBOR Loans as contemplated by this Agreement or Lender determines in good faith that there no longer exists a fair or adequate basis for determining the LIBOR Base Rate, then (a) the right of Borrower to request that the Lender make the LIBOR Loans or continue the LIBOR Loans as such shall forthwith be suspended until the Lender shall notify the Borrower that the Lender has determined that the circumstances causing such suspension no longer exist, and (b) the LIBOR Loans shall instead be made as, or shall be converted automatically, without notice, on the last day of the then current Interest Period with respect thereto (or within such earlier period as required by law): to, with respect to Revolving Loans which are LIBOR Loans, loans bearing interest at a floating per annum rate equal to the Prime Rate. If any such conversion of the LIBOR Loans is made or required on a day that is not the last Business Day of the then current Interest Period applicable thereto, the Borrower shall pay the Lender such amount or amounts as may be required pursuant to Section 2.11 hereof.

Section 2.10 Reserve Requirements, Change in Circumstances.

If Lender shall have determined in good faith after the date hereof that the applicability of any law regarding capital adequacy, or any change in any such law or in the interpretation or administration of any such law by any Governmental Authority, central bank, comparable agency or other Person charged with the interpretation or administration thereof, or compliance by Lender or Lender’s holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank, comparable agency or other Person, has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company as a direct consequence of this Agreement or any of the Revolving Loans to a level below that which Lender or Lender’s holding company could have achieved but for such applicability, change or compliance (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy) by a material amount, then from time to time Borrower shall pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered as a result of Lender’s obligations to Borrower hereunder.

Section 2.11 Indemnity.

In the event, and on each occasion, of (a) a default by the Borrower in the payment of principal of or interest on any LIBOR Loan then due and owing, (b) the making of a prepayment of a LIBOR Loan (whether such repayment is made pursuant to Section 2.8 hereof, as a result of termination and/or acceleration following an Event of Default, or for any other reason) on a day which is not the last day of the then current Interest Period applicable thereto, or (c) any conversion of a LIBOR Loan pursuant to Sections 2.9 hereof on a day which is not the last day of the then current Interest Period applicable thereto, the Borrower agrees to pay to the Lender on demand, in addition to and not in lieu of additional costs and any other amount due hereunder, the required Yield Maintenance Fee.

Section 2.12 Obligations Absolute.

All of the Obligations shall (a) be absolute, unconditional and irrevocable, (b) be paid strictly in accordance with the terms of this Agreement and such other Loan Document under all circumstances, and (c) not be affected, modified, released, discharged or impaired, in whole or in part under any circumstances, irrespective of any circumstance or happening whatsoever, including without limitation, any circumstances that might otherwise constitute a defense available to, or a discharge of, Borrower or of any other party primarily or secondarily liable on any of the Obligations.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1 Conditions Precedent to Effectiveness.

The effectiveness of this Agreement and the right of Borrower to request that the Lender make the initial Revolving Loan shall be subject to the prior satisfaction of each of the items described on the Closing Items Checklist attached hereto as Exhibit B:

Section 3.2 Conditions Precedent to Loans.

The right of the Borrower to request that the Lender make any Revolving Loan shall be subject to the prior satisfaction of each of the following additional conditions:

(a) Prior to each Drawdown Date, the Lender shall have received the applicable Revolving Loan Notice of Borrowing.

(b) The representations and warranties contained in Article IV of this Agreement and contained in each of the other Loan Documents shall be true and correct in all material respects on and as of such Drawdown Date with the same effect as though made on and as of such Drawdown Date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) At the time of and immediately after giving effect to such Revolving Loan, no Default or Event of Default shall have occurred and be continuing.

Each request by the Borrower for a Revolving Loan shall be deemed to constitute a representation and warranty by the Borrower that as of the date of such request and as of the applicable Drawdown Date the matters specified in subsections (b) and (c) of this Section 3.2 have been satisfied.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement, the Borrower represents and warrants to the Lender that:

Section 4.1 Existence and Qualification; Power; Compliance With Laws.

The Tribe is federally recognized as an Indian Tribe pursuant to a determination of the Assistant Secretary—Indian Affairs, dated March 7, 1994, published in the Federal Register on March 15, 1994, as amended by a correction date July 1, 1994, published in the Federal Register on July 20, 1994. The Borrower is an unincorporated governmental instrumentality of the Tribe. As of the date hereof, each of the Tribe and the Borrower is a non-taxable entity for purposes of federal income taxation under the Internal Revenue Code, Title 26 U.S.C., and the revenues of Borrower are exempt from federal income taxation. To the extent required by law, each of the Tribe and the Borrower is qualified to do business and are in good standing under the laws of each jurisdiction in which it is qualified to do business and are in good standing under the laws of each jurisdiction in which it is required to be qualified by reason of the location or the conduct of its business. The Borrower has all requisite power and authority to execute and deliver each Loan Document and to perform its Obligations. Each of the Tribe and the Borrower is in material compliance with the terms of the Compact, the Gaming Authority Ordinance, the Gaming Ordinance and with all laws and other legal requirements applicable to its existence and business (including without limitation, IGRA and all Gaming Laws), has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Authority that are necessary for the transaction of its business, except where the failure so to file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.

Section 4.2 Authority; Compliance With Other Agreements and Instruments and Government Regulations.

The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary Management Board action, and do not:

(a) require any consent or approval not heretofore obtained of any enrolled tribal member, Tribal Council member, security holder or creditor;

(b) violate or conflict with any provision of the Constitution, charter, bylaws or other governing documents of the Tribe or the Borrower;

(c) violate any law or Legal Requirement, including any Gaming Law, applicable to the Tribe or the Borrower;

(d) constitute a “transfer of an interest” or an “obligation incurred” that is avoidable by a trustee under Section 548 of the Bankruptcy Code of 1978, as amended, or constitute a “fraudulent conveyance,” “fraudulent obligation” or “fraudulent transfer” within the meanings of the Uniform Fraudulent Conveyances Act or Uniform Fraudulent Transfer Act, as enacted in any applicable jurisdiction;

(e) result in a material breach of or default under, or would, with the giving of notice or the lapse of time or both, constitute a material breach of or default under, or cause or permit the acceleration of any obligation owed under, any mortgage, indenture or loan or credit agreement or any other Contractual Obligation to which the Tribe or the Borrower is a party or by which the Tribe or the Borrower or any of its assets is bound or affected; or

(f) require any consent or approval of any Governmental Authority, or any notice to, registration or qualification with any Governmental Authority, not heretofore obtained or obtained concurrently with the Closing Date;

and neither Tribe nor the Borrower is in violation of, or default under, any Legal Requirement or Contractual Obligation, the Bank Group Loan Agreement or any other material indenture, loan or credit agreement the violation or default of which can reasonably be expected to materially adversely affect the rights and obligations of the parties under this Agreement.

Section 4.3 No Management Contract.

Neither this Agreement nor the other Loan Documents, taken individually or as a whole, constitute “management contracts” or “management agreements” within the meaning of Section 12 of IGRA.

Section 4.4 Governmental Regulation.

Borrower is not subject to regulation under any law limiting or regulating its ability to incur indebtedness contemplated hereby or to otherwise perform the Obligations.

Section 4.5 Binding Obligations.

The Loan Documents have been executed and delivered by the Borrower and constitute the legal, valid and binding obligations of the Borrower enforceable in accordance with their terms. The provisions of Section 8.17 are specifically enforceable against the Borrower.

Section 4.6 No Default.

No event has occurred and is continuing that is a Default or an Event of Default.

Section 4.7 Arbitration.

Pursuant to the Constitution, to the extent that any dispute among the parties to the Loan Documents is initiated in or referred to the Tribal Court, (i) such court lacks discretion to refuse to compel arbitration among the parties to the dispute, and (ii) such court is obligated to honor and enforce any award by the arbitrator, without review of any nature by such court.

Section 4.8 Financial Statements and Condition: Full Disclosure.

(a) All financial information regarding the business of the Borrower previously submitted by the Borrower to the Lender is true, complete and correct in all material respects as of such respective dates; such financial information fairly presents the financial condition and the results of operations of the Borrower as of the dates thereof and for the periods indicated therein; such financial statements disclose all material liabilities, direct or contingent of the Borrower as of the dates hereof and the periods indicated therein; such financial statements have been prepared in accordance with GAAP consistently maintained throughout the periods involved; as of the date of said financial information submitted, there were no material unrealized or unanticipated losses from any unfavorable commitments of the Borrower; and there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower from that set forth in said financial statements.

(b) The Borrower is, and on the Drawdown Date of each Revolving Loan will be, in compliance with its Bank Group Loan Agreement.

(c) There is no fact known to the Borrower that materially adversely affects the condition, financial or otherwise, operations, properties, or prospects of the Borrower or the ability of the Borrower to carry out its obligations under any of the Loan Documents.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that so long as this Agreement shall remain in effect and until all of the Obligations shall have been paid and performed in full unless the Lender shall have consented in writing, the Borrower shall:

Section 5.1 Maintenance of Existence.

Cause the Tribe to do all things necessary to maintain the Tribe’s existence as a Federally recognized Indian Tribe under 25 C.F.R. Part 83.

Section 5.2 Maintenance of Records.

Keep adequate books and records of accounts, reflecting all of its financial transactions in conformity with GAAP.

Section 5.3 Business and Properties.

Do or cause to be done all commercially reasonably things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, copyrights, trademarks and trade names material to the conduct of its business; and comply in all material respects with all applicable Legal Requirements, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 5.4 Minimum Availability Under Bank Loan Agreement.

Cause to be maintained at all times not less than $25,000,000 in availability for borrowing under the Bank Loan Agreement.

Section 5.5 Leverage Ratio Certificate.

Within 45 days after the end of each Fiscal Quarter, the Borrower shall deliver to the Lender a certificate signed by the Borrower’s chief financial officer or chief executive officer demonstrating the calculation of the Leverage Ratio as of the end of the most recently concluded Fiscal Quarter.

Section 5.6 Further Assurances.

Execute any and all further documents, agreements and instruments, and take all further action that may be required under applicable law, or that the Lender may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower covenants and agrees that so long as this Agreement shall remain in effect and until all of the Obligations shall have been paid and performed in full, unless the Lender shall have consented in writing, the Borrower shall not:

Section 6.1 Accounting Methods.

Permit a material change in its method of accounting unless required under GAAP or by any Governmental Authority.

Section 6.2 Change in Management.

Permit any material change in the management of the Borrower without the prior written consent of the Lender. For purposes of this Section 6.2, a “material change in the management of the Borrower” shall mean (i) the Resort is no longer self-managed by the Borrower, or (ii) the Gaming Authority Ordinance shall have been amended such that the Management Board ceases to have the full authority and responsibility of the Tribal Council and the Tribe for the management of the Resort.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1 Events of Default.

(a) Any one or more of the following events (whether voluntary or involuntary or effected by operation of law or otherwise) shall be an “Event of Default”:

(i) the Borrower shall fail to pay the principal of, premium, if any, or interest on any Revolving Loan, or any other Obligation as and when the same shall become due and payable, whether at the due date thereof or at a date fixed for repayment or prepayment thereof or by acceleration thereof or otherwise;

(ii) any representation or warranty made in any Loan Document or in any certificate, document, opinion, report, financial statement or other instrument delivered pursuant to any Loan Document, proves to have been false or misleading in any material respect when so made;

(iii) default in any material respect for ten (10) days after written notice thereof in the due observance or performance by the Borrower of any covenant or agreement contained herein;

(iv) there shall occur an Event of Default under any of the Senior Credit Documents;

(v) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (A) relief in respect of the Borrower, or of a substantial part of the property or assets of the Borrower under any Federal, state or foreign bankruptcy, insolvency, receivership, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar law or statute, whether now or hereafter in effect, or (B) the appointment of a custodian, receiver, trustee, sequestrator, conservator or similar official for the Borrower or a substantial part of the Borrower’s assets, (C) the winding up or liquidation of the Borrower; and such proceeding or petition shall continue undismissed for a period of one hundred twenty (120) days or an order or decree approving or ordering any of the foregoing shall be entered;

(vi) the Borrower (A) shall become unable to, or shall admit in writing its inability to pay its debts as such debts become due; or (B) shall make an assignment for the benefit of creditors; or (C) apply for or consent to the appointment of a custodian, receiver, trustee, sequestrator, conservator or similar official for it or a substantial part of its assets; or (D) shall voluntarily commence any proceeding or file any petition seeking relief under any Federal, state or foreign bankruptcy, insolvency, receivership, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar law or statute, whether now or hereafter in effect; or (E) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (vi) above, (F) file an answer admitting the material allegations of a petition filed against it in any such proceeding, or (G) take any action for the purpose of effecting any of the foregoing;

(b) Upon the occurrence and during the continuance of any Event of Default, the Lender may declare all the outstanding Obligations to be forthwith due and payable, whereupon all Obligations shall become and be forthwith due and payable, without presentment, demand, protest, or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any Loan Document to the contrary notwithstanding; provided, however, that upon the occurrence of any Event of Default described in Section 7.1(a)(v) and Section 7.1(a)(vi), the outstanding Obligations, all interest thereon, and all such other amounts payable under this Agreement shall become automatically due and payable, without presentment, demand, protest, or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any Loan Document to the contrary notwithstanding.

(c) The occurrence of an Event of Default under this Agreement shall constitute an event of default under or within the meaning of any other Loan Documents, and vice versa, and shall also entitle the Lender to initiate and pursue, in the Lender’s sole discretion exercised on one or more occasions, any rights and remedies available to the Lender hereunder and/or under any of the other Loan Documents, without notice to the Borrower.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Amendments, Etc.

No amendment, modification, termination, or waiver of any provision of any Loan Document, or consent to any departure by the Borrower or the Lender from any terms of any Loan Document, shall in any event be effective unless the same shall be in writing and signed by the Lender and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice or demand on the Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

Section 8.2 Notices, Etc.

All notices, demands, requests, and other communications given under this Agreement shall only be effective if they are (a) in writing, (b) sent by hand delivery, by facsimile transmission, by reputable express delivery service, or by certified or registered mail, postage prepaid, and (c) (i) when delivered to the addressee by hand, (ii) when received by the addressee as evidenced by a return receipt signed by the addressee or its agent, and (iii) in the case of facsimile transmissions, when transmitted, answer back received:

(i)	If to the Lender, to it at:

Fleet National Bank

157 Church Street, 26th Floor

New Haven, CT 06510

Attn: William E. Lofgren, Senior Vice President

Telephone No: (203) 752-4838

Telecopier No.: (203) 752-4858

(ii)	If to the Borrower, to it at:

Mohegan Tribal Gaming Authority

Mohegan Sun

1 Mohegan Sun Blvd.

Uncasville, CT 06382

Attn: Jeffrey E. Hartmann,

Executive Vice President of Finance

Telephone No.: (860) 862-7171

Telecopier No.: (860) 862-7167

With a copy to:

The Mohegan Tribe of Indians of Connecticut

5 Crow Hill Road

Uncasville, CT 06382

Attn: Leo M. Chupaska, Chief Financial Officer

Telephone No.: (860) 862-6106

Telecopier No.: (860) 862-6115

or to such other address (and/or facsimile transmission number) as the Borrower or the Lender, as the case may be, shall have specified in the latest unrevoked notice sent to the other in accordance with this Section 8.2.

Section 8.3 No Waiver: Remedies.

No failure on the part of either party to exercise, and no delay in exercising, any right, power, or remedy under any of the Loan Documents shall operate as a waiver of such right, power, or remedy, nor shall any single or partial exercise of any right, power, or remedy under any of the Loan Documents, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The rights, powers and remedies provided in the Loan Documents are cumulative and not exclusive of any rights, powers or remedies that the Lender would otherwise have, whether under the Loan Documents, at law, in equity, or otherwise.

Section 8.4 Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns; provided, however, that the Borrower shall not (by agreement, operation of law, or otherwise) assign any of its rights, or delegate any of its obligations, under any of the Loan Documents without the prior written consent of the Lender, and any such assignment or delegation made without such consent shall be null and void.

Section 8.5 Pledge of the Lender’s Interests.

The Borrower hereby agrees the Lender may at any time pledge or assign all or any portion of its rights under this Agreement, the Note or any other Loan Document to any of the twelve (12) Federal

Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341, provided that no such pledge or assignment or enforcement thereof shall release the Lender from its obligations hereunder or thereunder.

Section 8.6 Costs, Expenses, and Taxes.

The Borrower agrees to pay on demand all reasonable costs and expenses incurred by Lender in connection with (a) the preparation, execution, delivery, filing and recording of any of the Loan Documents, or (b) in connection with any amendments, modifications or waivers of any of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated), including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Lender with respect thereto and with respect to advising the Lender as to its rights and responsibilities under any of the Loan Documents including without limitation, ongoing advice relating to the administration, protection, collection and/or other enforcement of this Agreement or any of the other Loan Documents following the effectiveness of this Agreement and (c) all costs and expenses, if any, in connection with the administration, protection, collection and/or other enforcement of this Agreement or any of the Loan Documents.

Section 8.7 [Intentionally Deleted]

Section 8.8 Governing Law; Jurisdiction; Waivers.

(a) This Agreement and the other Loan Documents shall be construed in accordance with and governed by the laws of the State of Connecticut (without regard to its conflict of laws rules). It is the express intention of the Lender and the Borrower that the laws of the State of Connecticut (but not its conflict of laws rules) apply to the entirety of the transactions evidenced by the Loan Documents.

(b) THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF CONNECTICUT OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SET FORTH HEREIN. BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM.

(c) TO INDUCE LENDER TO ENTER INTO THE LOAN TRANSACTION EVIDENCED BY THIS AGREEMENT, THE NOTE, AND ANY OTHER LOAN DOCUMENTS, THE BORROWER AGREES THAT THIS IS A COMMERCIAL TRANSACTION AND NOT A CONSUMER TRANSACTION, AND WAIVES ANY RIGHT TO NOTICE AND A HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, AS AMENDED, OR UNDER ANY OTHER FEDERAL OR STATE STATUTE OR STATUTES AFFECTING PREJUDGMENT REMEDIES.

Section 8.9 Payment Set-Aside.

If the Borrower makes any payment or payments to the Lender, and such payment or any part thereof are subsequently required for any reason to be set aside, disgorged by or are required to be refunded to Borrower, a trustee, receiver or any other person under any law in each case in connection with any bankruptcy or similar proceeding involving such Borrower, then to the extent of any such restoration, the Obligations or part thereof originally intended to be satisfied shall, automatically and without further action required, be revived and continued in full force and effect as if such payment had not been made or such enforcement had not occurred.

Section 8.10 Entire Agreement, Severability of Provisions.

(a) This Agreement and the other Loan Documents collectively constitute the entire agreement and understanding between the parties hereto relating to the transactions contemplated by this Agreement and supersede any and all contemporaneous and prior agreements, representations, arrangements and understandings (written or oral, express or implied) relating to the subject matter hereof, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the other Loan Documents.

(b) If any one or more terms or provisions contained in this Agreement or in any of the other Loan Documents or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be held invalid, illegal or unenforceable, such terms or provisions shall be ineffective as to such jurisdiction only to the extent of such invalidity, illegality or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions hereof.

Section 8.11 Waiver of Jury Trial and Consequential Damages.

THE BORROWER AND THE LENDER (BY ACCEPTANCE OF THE NOTE) HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE LENDER RELATING TO THE ADMINISTRATION OF ANY OF THE REVOLVING LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THE BORROWER ACKNOWLEDGES AND STIPULATES THAT THE WAIVERS GRANTED ABOVE ARE MADE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY AND AFTER FULL CONSULTATION WITH COUNSEL AND CONSTITUTE A MATERIAL INDUCEMENT FOR THE LENDER TO ACCEPT THE NOTE, MAKE THE REVOLVING LOANS.

Section 8.12 Replacement of a Note, Etc.

Upon receipt by the Borrower of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction, or mutilation of the Note or any other Loan Document which is not of public record, and (a) in the case of loss, theft, or destruction, an indemnity reasonably satisfactory and furnished without cost to the Borrower (provided, if the holder of such Note or other Loan Document is the Lender or a bank, insurance company, or other institutional lender, its own unsecured agreement of indemnity shall be satisfactory), or (b) in the case of mutilation, upon surrender and cancellation thereof, the

Borrower will execute and deliver in lieu thereof a replacement note or other Loan Document in the same principal amount thereof and otherwise of like tenor.

Section 8.13 Survival of Agreement.

All covenants, agreements, representations and warranties made by the Borrower in this Agreement or any other Loan Document shall survive the making by the Lender of the Revolving Loans and delivery of this Agreement and the other Loan Documents. The provisions of Sections 2.11, 8.6 and 8.9 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement and the repayment of the Obligations.

Section 8.14 Further Assurances.

The Borrower from time to time shall execute and deliver to the Lender such additional documents and will provide such additional information as the Lender may reasonably require to carry out the terms of this Agreement and shall provide to the Lender such information regarding the status and affairs of the Borrower as the Lender may reasonably request.

Section 8.15 Counterparts.

This Agreement may be executed and delivered in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute but one and the same agreement. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 8.16 Arbitration Reference.

(a) Mandatory Arbitration. At the option of the Lender, any controversy or claim between or among the parties arising out of or relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith and any claim based on or arising from an alleged tort, shall be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association (“AAA”). The arbitrators shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrators. Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(b) Provisional Remedies. No provision of this section shall limit the right of any party to this Agreement to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration or reference.

(c) Specific Enforcement Representation. Each party to this Agreement severally represents and warrants to the other parties that this Section 8.16 is specifically enforceable against such party by the other parties.

Section 8.17 WAIVER OF SOVEREIGN IMMUNITY; CONSENT TO JURISDICTION.

(A) THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES THE SOVEREIGN IMMUNITY OF THE BORROWER (AND ANY DEFENSE BASED THEREON) FROM ANY SUIT, ACTION OR PROCEEDING OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION, EXERCISE OF CONTEMPT POWERS, OR OTHERWISE) IN ANY FORUM, WITH RESPECT TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, PROVIDED THAT (1) THE WAIVER CONTAINED IN THIS CLAUSE (A) IS EXPRESSLY LIMITED TO ACTIONS AGAINST THE BORROWER AND (2) ANY RECOVERY UPON ANY JUDGMENT RESULTING THEREFROM SHALL BE LIMITED TO RECOVERY AGAINST THE ASSETS AND REVENUES OF THE BORROWER.

(B) THE BORROWER HEREBY CONSENTS TO THE JURISDICTION OF THE COURTS OF THE STATE OF CONNECTICUT, THE COURTS OF THE UNITED STATES, AND THE COURTS OF ANY OTHER STATE WHICH MAY HAVE JURISDICTION OVER THE SUBJECT MATTER, OVER ANY SUCH ACTION AND OVER BORROWER.

(C) THE WAIVERS AND CONSENTS DESCRIBED IN THIS SECTION SHALL INURE TO THE BENEFIT OF THE LENDER AND EACH OTHER PERSON WHO IS ENTITLED TO THE BENEFITS OF THE LOAN DOCUMENTS. THE LENDER AND SUCH OTHER PERSONS SHALL HAVE AND BE ENTITLED TO ALL AVAILABLE LEGAL AND EQUITABLE REMEDIES, INCLUDING THE RIGHT TO SPECIFIC PERFORMANCE, MONEY DAMAGES AND INJUNCTIVE OR DECLARATORY RELIEF. THE WAIVERS OF SOVEREIGN IMMUNITY AND CONSENTS TO JURISDICTION CONTAINED IN THIS SECTION ARE IRREVOCABLE.

Section 8.18 Prejudgment Remedy Waiver.

The Borrower represents, warrants and acknowledges that the transaction of which this Agreement is a part is a commercial transaction and not a consumer transaction. Monies now or in the future to be advanced to or on behalf of Borrower are not and will not be used for personal, family or household purposes.

BORROWER ACKNOWLEDGES THAT IT HAS THE RIGHT UNDER SECTION 52-278A, ET SEQ., OF THE CONNECTICUT GENERAL STATUTES, SUBJECT TO CERTAIN LIMITATIONS, TO NOTICE OF AND HEARING ON THE RIGHT OF THE LENDER TO OBTAIN A PREJUDGMENT REMEDY, SUCH AS ATTACHMENT, GARNISHMENT OR REPLEVEN, UPON COMMENCING ANY LITIGATION AGAINST THE BORROWER. NOTWITHSTANDING SUCH RIGHT, THE BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE, JUDICIAL HEARING OR PRIOR COURT ORDER TO WHICH IT MIGHT OTHERWISE HAVE THE RIGHT UNDER SAID STATUTE OR UNDER ANY OTHER STATE OR FEDERAL STATUTE OR CONSTITUTION IN CONNECTION WITH THE OBTAINING BY LENDER OF ANY PREJUDGMENT REMEDY IN CONNECTION WITH THIS AGREEMENT. THE BORROWER FURTHER CONSENTS TO THE ISSUANCE OF ANY PREJUDGMENT REMEDIES WITHOUT A BOND AND AGREES NOT TO REQUEST OR FILE MOTIONS SEEKING TO REQUIRE THE POSTING OF A BOND UNDER SECTION 52-278D IN CONNECTION WITH THE LENDER’S EXERCISE OF ANY PREJUDGMENT REMEDY.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

WITNESSES:

/s/ REGINA A. AHERN	MOHEGAN TRIBAL GAMING AUTHORITY

/s/ DEBORAH M. BRUNDIGE	By:	/s/ JEFFREY E. HARTMANN Name: Jeffrey E. Hartmann Title: Executive Vice President, Finance and Chief Financial Officer

/s/ JOHN F. LANNON	FLEET NATIONAL BANK

/s/ MARIE MCGUIRK	By:	/s/ WILLIAM E. LOFGREN Name: William E. Lofgren Title: Senior Vice President

EXHIBIT A

Definitions

“Agreement” means this Loan Agreement, as amended, supplemented, or otherwise modified and in effect from time to time.

“Applicable Margin” means as of any date of determination, (a) 150 basis points if at the date of the most recently concluded Fiscal Quarter the Leverage Ratio is less than 3.0 to 1.0; 160 basis points if at the date of the most recently concluded Fiscal Quarter the Leverage Ratio is equal to or greater than 3.0 to 1.0 but less than 4.0 to 1.0, (c) 185 basis points if at the date of the most recently concluded Fiscal Quarter the Leverage Ratio is equal to or greater than 4.0 to 1.0 but less than 4.5 to 1.0, and (d) 210 basis points if as at the date of the most recently concluded Fiscal Quarter the Leverage Ratio is equal to or greater than 4.5 to 1.0. The Applicable Margin shall change as of the first day of the calendar month following the receipt of a Leverage Ratio Certificate indicating a change in the Leverage Ratio. Notwithstanding the provisions of this definition, in the event that Borrower fails to deliver any Leverage Ratio Certificate on a timely basis, the Applicable Margin shall increase to the highest level set forth above until such time as Borrower delivers a Compliance Certificate.

“Bank Group Loan Agreement” means that certain Loan Agreement dated as of March 25, 2003 among the Borrower, the Tribe and Bank of America, N.A. as Administrative Agent, as has, and may be, amended from time to time.

“Borrower” means the Mohegan Tribal Gaming Authority.

“Business Day” means a day other than a Saturday, Sunday, or other day on which banks in the State of Connecticut are required or authorized by law to be closed.

“Commission” means the National Indian Gaming Commission.

“Compact” means the tribal-state Compact entered into between the Tribe and the State of Connecticut pursuant to IGRA, dated April 25, 1994, as amended.

“Constitution” means the Constitution of the Tribe adopted by the Tribe and ratified by the Tribe’s members by Tribal Referendum dated April 12, 1996, as amended August 10, 2002, as it may be further amended from to time.

“Contractual Obligation” means as to any Person, any provision of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its property is bound.

“Default” means an event or condition the occurrence or existence of which, with the lapse of time or the giving of a required notice, or both, would constitute an Event of Default.

“Default Rate” means that term as defined in Section 2.6(b) hereof.

“Dollar” and the sign “$” means lawful money of the United States of America.

“Drawdown Date” means the date on which any Revolving Loan is made.

“Event of Default” means any of the events specified in Section 7.1 of this Agreement.

“Facility Limit” means an outstanding aggregate principal amount not to exceed at any time TWENTY FIVE MILLION AND NO/100 DOLLARS ($25,000,000).

“Fiscal Quarter” means the fiscal quarter of the Borrower consisting of a three month fiscal period ending on each March 31, June 30, September 30 and December 31.

“GAAP” means generally accepted accounting principles which are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, consistently applied from year to year, (b) generally accepted in the United States of America, and (c) such that certified public accountants would, insofar as the use of accounting principles is pertinent, be in a position to deliver an unqualified opinion as to financial statements in which such principles have been properly applied.

“Gaming Authority Ordinance” means Ordinance No. 95-2 of the Tribe, as enacted on July 15, 1995.

“Gaming Board” means, collectively, (a) Mohegan Tribal Gaming Commission, (b) the Connecticut Division of Special Revenue, (c) the Commission, and (d) any other Governmental Authority that holds licensing or permit authority over gambling, gaming or casino activities conducted by the Borrower or the Tribe within its jurisdiction.

“Gaming Laws” means IGRA, the Gaming Ordinance, the Gaming Authority Ordinance and all other laws pursuant to which any Gaming Board possesses licensing or permit authority over gambling, gaming, or casino activities conducted by the Borrower at the Resort.

“Gaming Ordinance” means Ordinance 94-1 of the Tribe, as enacted on, July 28, 1994.

“Governmental Authority” means any government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“Head Office” means the office of the Lender at 157 Church Street, New Haven, Connecticut 06510 or such other place as the Lender may from time to time specify in writing.

“IGRA” means the federal Indian Gaming Regulatory Act of 1988, as amended, codified at 25 U.S.C. §2701, et seq.

“Interest Period” means with respect to each LIBOR Loan which is a Revolving Loan an available period of seven (7) days or thirty (30) days, commencing on the date upon which such Revolving Loan is made or is continued as a LIBOR Loan or is converted from a Prime Rate Loan to a LIBOR Loan, as the case may be, and shall end on the last day of such Interest Period; subject, however, to the following:

(a) if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(c) no Interest Period may end after the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Legal Requirements” means all statutes, ordinances, by-laws, codes, rules, rulings, regulations, restrictions, orders, judgments, decrees, writs, judicial or administrative interpretations and injunctions, whether now or hereafter enacted, promulgated or issued by any Governmental Authority affecting Borrower or any of its properties or the ownership, possession or operation thereof. Without limiting the foregoing, the term Legal Requirements shall also include all permits and contracts issued by or entered into with any Governmental Authority.

“Lender” means Fleet National Bank, or any successors or assigns thereof.

“Leverage Ratio” shall have the same meaning given to the term “Total Leverage Ratio” in the Bank Group Loan Agreement.

“LIBOR Base Rate” means, as applicable to each LIBOR Loan, the rate per annum as determined on the basis of the offered rates for deposits in Dollars, for a period of time comparable to the Interest Period applicable to such LIBOR Loan, which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two (2) London Business Days prior to the first day of such Interest Period; provided, however, if the rate described above does not appear on the Telerate System on any such date, the LIBOR Base Rate shall be the rate (rounded upwards, if necessary, to the nearest one hundred-thousandth of a percentage point) determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to the Interest Period applicable to such LIBOR Loan which are offered by four (4) major banks in the London interbank market, selected by Lender, at approximately 11:00 a.m. London time on the day that is two (2) London Business Days prior to the first day of such Interest Period. The principal London office of each of the four major London banks will be requested to provide a quotation of its Dollar deposit offered rate. If at least two (2) such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer that two (2) quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in Dollars to leading European banks for a period of time comparable to the Interest Period applicable to such LIBOR Loan offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is two (2) London Business Days prior to the first day of the Interest Period. In the event that the Lender is unable to obtain any such quotation as provided above, it will be deemed that a LIBOR Loan is unavailable and, accordingly, such LIBOR Loan shall immediately and without notice be converted to a Prime Rate Loan.

“LIBOR Loan” means each Revolving Loan at such time as the same bears interest at a rate determined with reference to the LIBOR Rate.

“LIBOR Rate” means, for each LIBOR Loan for each Interest Period, an interest rate per annum determined pursuant to the following formula, as adjusted from time to time in accordance with the applicable provisions of this Agreement:

LIBOR Rate	=	LIBOR Base Rate
1-Reserve Percentage

“Loan Documents” means all now existing or hereafter arising instruments, loan agreements and any other agreements and documents governing, evidencing, or otherwise relating to any or all of the Obligations, together with all amendments, modifications, renewals or extensions thereof, including without limitation, this Agreement, the Note, and all other promissory notes, letters of credit and written matters, whenever executed and delivered to the Lender by or on behalf of the Borrower, with respect to the transactions contemplated by this Agreement.

“London Business Day” means a Business Day on which dealings in Dollar deposits are carried on in the London interbank market and banks are open for business in London.

“Management Board” means the Management Board of the Borrower established pursuant to the Gaming Authority Ordinance.

“Material Adverse Effect” means (a) a material adverse effect on the business, condition (financial or otherwise), operations or properties of the Borrower, (b) material impairment of the validity or enforceability of this Agreement or any of the other Loan Documents, (c) material impairment of the ability of the Lender to enforce any of the rights and remedies of the Lender hereunder or under any other Loan Document as the result of actions or omissions of the Borrower, or (d) material impairment of the ability of the Borrower to perform its obligations under any Loan Document.

“Maturity Date” means June 26, 2004.

“Note” means the Revolving Loan Note.

“Obligations” means any and all loans, advances, interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), liabilities, obligations, guaranties, indemnities, covenants and duties at any time owing by the Borrower to the Lender under this Agreement and the other Loan Documents, and all reasonable costs, expenses, fees, charges and attorneys’ (both outside and in-house), paralegals’ and professional fees incurred in connection with any of the foregoing, or in any way connected with, involving or relating to the preservation, enforcement, protection or defense of, or realization under this Agreement, the Note, any of the other Loan Documents, including without limitation, all reasonable costs, expenses and fees incurred in connection with any “workout” or default resolution negotiations involving legal counsel or other professionals and further in connection with any re-negotiation or restructuring of the any of the debt evidenced by this Agreement, the Note and/or any of the other Loan Documents.

“Person” means any natural person, sole proprietorship, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, organization, joint venture, institution, Governmental Authority, or other entity of any nature whatsoever.

“Prime Rate” means, at any time of reference, the variable per annum rate of interest so designated from time to time by the Lender as its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.

“Prime Rate Loan” means each Revolving Loan at such time as the same bears interest with reference to the Prime Rate.

“Reserve Percentage” means, for any Interest Period for all LIBOR Loans, the maximum aggregate reserve requirement (including all basic, supplemental, marginal reserves) which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in

Regulation D (or in the case of the fallback rate, for the type of deposits or liabilities on which the fallback rate is based).

“Resort” means the Mohegan Sun Resort and Casino located in Uncasville, Connecticut.

“Revolving Loan” means that term as defined in Section 2.1 of this Agreement.

“Revolving Loan Note” means the revolving loan promissory note of the Borrower dated the date of this Agreement and payable to the order of the Lender, in substantially the form of Exhibit C attached hereto, evidencing the Obligations arising under the Revolving Loans, and any and all substitutions and replacements thereof, all as the same may be amended and/or modified from time to time.

“Revolving Loan Notice of Borrowing” means that term as defined in Section 2.3(a) of this Agreement.

“Senior Credit Documents” means the Bank Group Loan Agreement and the Senior Indenture and the Senior Subordinated Indentures as may be amended from time to time.

“Senior Indenture” means the Indenture dated as of March 3, 1999 among the Borrower, the Tribe and Wachovia Bank, National Association (formerly First Union National Bank), as Trustee, in respect of Borrower’s $200,000,000 principal amount of 8 1/8% Senior Notes due 2006.

“Senior Subordinated Indentures” means, collectively, (a) the Indenture dated as of March 3, 1999 between Borrower and State Street Bank and Trust Company, as Trustee, in respect of the Borrower’s $300,000,000 principal amount of 8 3/4% Senior Subordinated Notes due 2009, (b) the Indenture dated as of July 26, 2001 between Borrower and State Street Bank and Trust Company, as Trustee, in respect of the Borrower’s $150,000,000 principal amount of 8 3/8% Senior Subordinated Notes due 2011, and (c) the Indenture dated as of February 20, 2002 between Borrower and State Street Bank and Trust Company, as Trustee, in respect of the Borrower’s $250,000,000 principal amount of 8% Senior Subordinated Notes due 2012.

“Tribe” means The Mohegan Tribe of Indians of Connecticut, a federally recognized Indian Tribe.

“Tribal Council” means the Tribal Council of the Tribe elected in accordance with the Constitution.

“Tribal Court” means the Gaming Disputes Court of the Tribe as established pursuant to the Constitution and Ordinance No. 95-4 of the Tribe or any other tribal court of the Tribe having jurisdiction over the Borrower.

“Unused Facility Amount” means, at any time, an amount equal to (a) the Facility Limit minus (b) the aggregate principal amount of all Revolving Loans outstanding at such time (without giving effect to the requested Revolving Loan, if any).

“Yield Maintenance Fee” means, with respect to each prepayment of principal under any LIBOR Loan (whether such repayment is made pursuant to Section 2.8 hereof, as a result of acceleration following an Event of Default, or for any other reason), an amount computed as follows: the current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the maturity date of the Interest Period in effect for such LIBOR Loan at the time of such prepayment shall be subtracted from the LIBOR Rate component of the interest rate in effect under such LIBOR Loan at the time of such repayment. If the result is zero or a negative number, the Yield Maintenance Fee shall be zero. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in such Interest Period. Said amount shall be reduced to present value calculated by using the above referenced United States Treasury securities rate and the number of days remaining in such Interest Period.

EXHIBIT B

Closing Index

EXHIBIT C

Revolving Loan Note